Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 29, 2021, Millendo Therapeutics, Inc., a Delaware corporation (“Millendo”), Tempest Therapeutics, Inc., a Delaware corporation (“Tempest”), and Mars Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Millendo (“Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”). Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the transaction by Millendo’s stockholders and Tempest’s stockholders, Merger Sub will merge with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger (the “Merger”). At the effective time of the Merger, or the Effective Time, Millendo will change its name to Tempest Therapeutics, Inc. (“Public Tempest”).

At the effective time of the Merger (“Effective Time”), each share of Tempest’s common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s common stock that are issued pursuant to the Pre-Closing Financing will be converted into the right to receive a number of shares of Millendo’s common stock based on agreed upon ratio by the parties (“the Exchange Ratio”). The Exchange Ratio was initially estimated to be 0.488 shares of Millendo’s common stock for each share of Tempest’s common stock, and is subject to change to account for, among other things, Millendo’s net cash as of the business day prior to the closing (the “Closing”) of the Merger. The Exchange Ratio also does not give effect to the proposed Millendo Reverse Stock Split (as defined below) because the proposed reverse stock split is a range and is not final. Each share of Tempest’s convertible preferred stock outstanding immediately prior to the Effective Time is expected to be converted into shares of Tempest’s common stock in accordance with its terms, which would then convert into the right to receive shares of Millendo’s common stock along with all other shares of Tempest’s common stock as described above. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time are expected to own approximately 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time are expected to own approximately 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis, subject to adjustment based upon whether Millendo’s net cash at the closing of the Merger is greater than $18.7 million or less than $15.3 million and other potential adjustments.

A reverse stock split of Millendo’s common stock will be effectuated prior to the Closing at a ratio of between 1 to 10 and 1 to 15 (“Millendo Reverse Stock Split”)

Because, among other things, the number of shares of Millendo’s common stock issuable to Tempest’s securityholders is determined based on Millendo’s net cash balance on the business day prior to the Closing and the capitalization of Tempest and Millendo at the Closing, Millendo’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Tempest’s securityholders when Millendo’s stockholders vote on the proposals. The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus.

Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Tempest, pursuant to which they have agreed, subject to terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million.

The following unaudited pro forma condensed combined financial information gives effect to the (i) Merger and (ii) the Pre-Closing Financing, but does not give effect to the proposed Millendo Reverse Stock Split because the proposed reverse stock split is a range and is not final.

In the unaudited pro forma combined financial statements, the Merger has been accounted for as a reverse recapitalization under U.S. GAAP because the assets of Millendo at the Effective Date are expected to be primarily cash and non-operating assets. Tempest was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Tempest stockholders will own a substantial majority of the voting rights of the combined company; (2) Tempest will designate a majority (six of seven) of the initial members of the board of directors of the combined company; and (3) Tempest’s senior management will hold all key positions in senior management of the combined company.

As a result of Tempest being treated as the accounting acquirer, Tempest’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Tempest. Millendo’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Tempest after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Tempest will become the historical consolidated financial statements of the combined company.

The unaudited pro forma combined balance sheet data as of December 31, 2020 assumes that the Merger took place on December 31, 2020 and combines the Millendo and Tempest historical balance sheets as of December 31, 2020. The unaudited pro forma condensed combined statements of operations assumes that the Merger took place on January 1, 2020 and combines the historical results of Millendo and Tempest for the year ended December 31, 2020.

The historical financial statements of Millendo and Tempest have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial information as a result, if any, of the amount of capital raised by Tempest between the signing of the Merger Agreement and Closing, the amount of cash used by Millendo’s operations between the signing of the Merger Agreement and the Closing, the timing of Closing of the Merger, and other changes in Millendo’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Millendo and Tempest and the sections of this proxy statement/prospectus titled “Millendo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Tempest Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Both Millendo’s historical audited consolidated financial statements for the year ended December 31, 2020 and Tempest’s historical audited financial statements for the year ended December 31, 2020 appear elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2020

(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
ASSETS
Current assets:
Cash and cash equivalents	$18,820	$38,174	$28,050	A	$85,044
Restricted cash	—	484	—		484
Prepaid expenses and other current assets	1,005	1,929	—		2,934
Refundable tax credit	—	314	—		314

Total current assets	19,825	40,901	28,050		88,776
Operating lease right-of-use assets	1,877	2,157	215	E	4,249
Property and equipment, net	1,110	275	—		1,385
Other non-current assets	51	76	—		127

Total assets	$22,863	$43,409	$28,265		$94,537

LIABILITIES, CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,071	$1,486	$—		$2,557
Accrued liabilities	665	3,547	11,012	B, C, D	15,224
Current portion of operating lease liabilities	712	737	—		1,449
Accrued compensation	695	1,978	—		2,673
Current portion of debt	—	239	—		239
Early option exercise liability	79	—	—		79

Total current liabilities	3,222	7,987	11,012		22,221
Operating lease liabilities, net of current portion	1,727	1,635	—		3,362
Debt, net of current portion	—	61	—		61

Total liabilities	4,949	9,683	11,012		25,644

Stockholders’ equity (deficit):					—
Convertible preferred stock	86,707	—	(86,707)	F	—
Common stock	15	19	65	G	99
Additional paid-in capital	2,953	277,647	(132,744)	G	147,856
Accumulated deficit	(71,761)	(245,060)	237,091	G	(79,730)
Accumulated other comprehensive income	—	452	(452)	G	—

Total stockholders’ equity (deficit)	(68,793)	33,058	103,960		68,225
Equity attributable to noncontrolling interests	—	668	—		668

Total stockholders’ equity (deficit)	(68,793)	33,726	103,960		68,893

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$22,863	$43,409	$28,265		$94,537

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2020

(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Operating expenses:
Research and development	$14,389	$20,374	—		$34,763
General and administrative	4,909	15,598	7,969	H, I, J	28,476

Total operating expenses	19,298	35,972	7,969		63,239

Loss from operations	(19,298)	(35,972)	(7,969)		(63,239)

Other income (expense):			—
Interest income	90	155	—		245
Other expense	—	(589)	—		(589)

Total other income (expense)	90	(434)	—		(344)

Net loss	$(19,208)	$(36,406)	$(7,969)		$(63,583)

Weighted average common stock outstanding—basic and diluted	14,539,178	18,862,537	—	K	97,902,613

Net loss per share attributable to common stockholders—basic and diluted	$(1.32)	$(1.93)	—		$(0.65)

Notes to Unaudited Pro Forma Combined Financial Statements

1. Description of the Transactions

Merger

On March 29, 2021, Millendo, Tempest and Merger Sub entered into the Merger Agreement. At the Effective Time of the Merger, each share of Tempest common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s convertible preferred stock that is expected to be converted into common stock as described above, will be converted into the right to receive a number of shares of Millendo’s common stock equal to the Exchange Ratio. The Exchange Ratio is initially estimated to be 0.488 of Millendo’s Common Stock for each share of Tempest’s Common Stock. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time are expected to own approximately 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time are expected to own approximately 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis, subject to adjustment based upon whether Millendo’s net cash at the closing of the Merger is greater than $18.7 million or less than $15.3 million and other potential adjustments.

Because, among other things, the number of shares of Millendo’s common stock issuable to Tempest’s securityholders is determined based on Millendo’s net cash balance on the business day prior to the Closing and the capitalization of Tempest and Millendo at the Closing, Millendo’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Tempest’s securityholders when Millendo’s stockholders vote on the proposals at the Board Meeting. The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in detail in the Merger Agreement and in this proxy statement/prospectus.

In addition, as of the Effective time, each Millendo stock option that is outstanding and unexercised immediately prior to the effective time of the Merger, will remain outstanding in accordance with its terms including certain Millendo stock options that will accelerate and vest in accordance with its terms on Closing.

As of the Effective Time, each option to purchase shares of Tempest’s common stock (a “Tempest Option”) that is outstanding and unexercised immediately prior to the Effective Time granted under the Tempest 2011 and 2017 Equity Incentive Plans (“Tempest Plan”), or otherwise, whether or not vested, will be, along with the Tempest Plan, assumed by Millendo and will become an option to purchase solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest’s common stock that were subject to such Tempest Option immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Option assumed by Millendo shall be determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Tempest Option, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Option assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Option shall otherwise remain unchanged.

Furthermore, each warrant to purchase Tempest’s common stock (“Tempest Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become a warrant to purchase (and Millendo shall assume each such Tempest Warrant in accordance with its terms) solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest Common Stock that were subject to such Tempest Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Warrant assumed by Millendo shall be determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Millendo Warrant, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Warrant assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Warrant shall otherwise remain unchanged.

Pre-Closing Financing

Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Tempest pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million. The consummation of the transactions contemplated by such agreements is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Tempest common stock issued pursuant to this financing transaction will be converted into shares of Millendo common stock in the Merger in accordance with the Exchange Ratio.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 was prepared using the historical balance sheets of Tempest and Millendo as of December 31, 2020 and gives effect to the Merger as if it occurred on December 31, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2020 give effect to the Merger as if it occurred on January 1, 2020 and were prepared using the historical consolidated statement of operations and comprehensive income of Millendo and Tempest for the year ended December 31, 2020.

For accounting purposes, Tempest is considered to be the acquiring company and the Merger is expected to be accounted for as a reverse recapitalization of Millendo by Tempest because on the Merger date, the pre-combination assets of Millendo are expected to be primarily cash and other non-operating assets.

For purposes of these pro forma financial statements, this estimated purchase price consideration consists of the following:

Estimated number of shares of the combined company to be owned by Millendo stockholders (1)	19,043,034

Multiplied by the assumed price per share of Millendo common stock (2)	$1.14
Estimated fair value of shares of combined company to be owned by Millendo stockholders	$21,709,059
Estimated fair value of assumed Millendo equity awards based on precombination service (3)	177,149
Estimated fair value of assumed Millendo warrants	4,010

Estimated purchase price	$21,890,218

(1)

Reflects the number of shares of common stock of the combined company that Millendo equity holders would own as of the Closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Millendo’s common stock outstanding as of April 29, 2021.

(2)

Reflects the assumed price per share of Millendo common stock, which is the closing trading price of Millendo’s common stock on April 29, 2021. The actual purchase price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the Millendo share price would increase (decrease) the purchase price by $2.2 million.
(3)

Reflects the estimated acquisition-date fair value of the assumed Millendo’s equity awards attributable to precombination service (which amount will be determined based on the closing trading price of Millendo common stock on April 29, 2021, the number of Millendo equity awards outstanding on this date, and the period of service provided by the holders of the awards prior to the Merger closing date in 2021).

The purchase consideration for the net assets of Millendo will be determined based on a net cash calculation prior to Closing and will be adjusted dollar-for-dollar by the amount that the net cash amount is greater than $18.7 million or less than $15.3 million. The actual purchase consideration will vary based on the net cash calculation prior to Closing, the Exchange Ratio, and Millendo share price at Closing as described above and that difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the Merger is completed.

Under reverse recapitalization accounting, the assets and liabilities of Millendo will be recorded, as of the completion of the Merger, at their fair value. No goodwill or intangible assets are expected to be recognized and any excess consideration transferred over the fair value of the net assets of Millendo following determination of the actual purchase consideration for Millendo will be reflected as a reduction to additional paid-in capital. Consequently, the financial statements of Tempest reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Millendo and Tempest, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Tempest shall become the historical financial statements of the combined company.

The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated and does not give effect to the proposed Millendo Reverse Stock Split because the proposed reverse stock split is a range, is not definitive and is subject to approval by Millendo’s stockholders.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3. Shares of Millendo Common Stock Issued to Tempest Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding shares of Tempest’s convertible preferred stock are expected to be converted into Tempest common stock, which will be exchanged for shares of Millendo common stock based on the Exchange Ratio determined in accordance with the Merger Agreement. The estimated Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of April 29, 2021 using a stipulated value of Tempest of approximately $158.4 million (including the Pre-Closing Financing discussed above) and of Millendo of approximately $36.0 million. The estimated number of shares of common stock that Millendo expects to issue to Tempest’s common and preferred stockholders as of April 29, 2021 (ignoring rounding of fractional shares) is determined as follows:

Shares of Tempest’s common stock	51,769,792
Shares of Tempest’s convertible preferred stock	114,686,731

166,456,523

Exchange Ratio	0.488

Estimated shares of Millendo common stock expected to be issued to Tempest stockholders upon Closing	81,230,783

As the reverse stock split is a range and is not definitive and will occur immediately prior to the consummation of the Merger, the Exchange Ratio and estimated shares of Millendo’s common stock issued to Tempest’s security holders have not been adjusted to give retrospective effect to the reverse stock split.

4. Proforma Adjustments

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Millendo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Based on Tempest management’s review of Millendo’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Millendo to conform to the accounting policies of Tempest are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.

To reflect $28.1 million, net of issuance costs of $1.9 million, in proceeds to be received by Tempest, in connection with the consummation the Pre-Closing Financing. The Merger is contingent upon the Pre-Closing Financing, which is expected to close concurrent with the Merger, at or prior to the Closing. If the Pre-Closing Financing does not close, Tempest and Millendo are not required to complete the Merger.

B.

To reflect preliminary estimated transaction costs of $3.3 million in connection with the Merger, such as adviser fees, legal, and accounting expenses that are expected to be incurred by Tempest as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited proforma condensed combined balance sheet.

C.

To reflect preliminary estimated transaction costs of $5.5 million in connection with the Merger, such as adviser fees, legal, directors and officers liability insurance, and accounting expenses, that are expected to be incurred by Millendo as an increase in accrued liabilities and accumulated deficit in the unaudited proforma condensed combined balance sheet.

D.

Compensation expense of $2.2 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as an increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed combined balance sheet. The pro forma adjustments exclude certain termination benefits incurred in connection with Millendo’s January 2021 corporate restructuring plan.

E.	To reflect the adjustments to account for operating lease liabilities and right-of-use assets at their fair values as of December 31, 2020 in the unaudited pro forma condensed combined balance sheet.

F.	To reflect the conversion of 114,686,731 shares of Tempest’s convertible preferred stock into shares of Tempest’s common stock immediately prior to the Merger.

G.

To record (i) the conversion of Tempest’s convertible preferred stock into 114,686,731 shares of common stock, (ii) issuance of 35,258,582 shares in connection with the consummation the Pre-Closing Financing (iii) the accrual of transaction costs associated with the Merger, (iv) the payment of severance and retention bonuses in connection with the Merger, (v) post combination compensation expense of $0.3 million related to Millendo options recognized upon the Closing, (vi) the elimination of Millendo’s historical equity, including 18,999,701 outstanding shares of common stock at their par value of $0.001 million, $0.4 million of accumulated other comprehensive income and $277.7 million additional paid-in capital, (vii) the exchange of outstanding Tempest’s common stock into 81,230,783 shares of Millendo’s common stock based on the assumed Exchange Ratio for purposes of these pro forma condensed combined financial information, and (viii) the effect of the reverse recapitalization of Millendo for a total of $33.1 million, which is the net assets of Millendo as of December 31, 2020.

(amounts in thousands, except share amounts)	Common Stock				Additional Paid-In- Capital	Accumulated Deficit	Acccumulated other comprehensive income	Total Stockholders’ Equity
	Tempest		Millendo
	Shares	Amount	Shares	Amount
Conversion of outstanding Tempest’s convertible preferred stock into common stock	114,686,731	115	—	—	86,592	—	—	86,707
Payment of D&O insurance tail	—	—	—	—	—	(2,500)	—	(2,500)
Payment of transaction costs	—	—	—	—	(3,300)	(3,025)	—	(6,325)
Payment of severance and retention bonuses	—	—	—		—	(2,187)	—	(2,187)
Post combination stock-based compensation costs	—	—	—	—	257	(257)	—	—
Elimination of Millendo’s historical equity carrying value	—	—	(19,043,034)	(19)	(277,647)	245,060	(452)	(33,058)
Exchange of outstanding Tempest’s common stock into Millendo’s common stock based on the assumed Exchange Ratio	(166,456,523)	(165)	81,230,783	80	85	—	—	—
Reverse recapitalization of Millendo	—	—	19,043,034	19	33,039	—	—	33,058
Pre-Closing Financing	35,258,582	35	—	—	28,015	—	—	28,050
Fair value remeasurement of right-of-use assets	—	—	—	—	215	—	—	215

Pro forma adjustment	(16,511,210)	(15)	81,230,783	80	(132,744)	237,091	(452)	103,960

H.

The preliminary estimated transaction cost of $5.5 million in connection with the Merger, such as adviser fees, legal, directors’ and officers’ liability insurance, and accounting expenses that are expected to be incurred by Millendo are reflected as if incurred on January 1, 2020, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

I.

Compensation expense of $2.2 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as if incurred on January 1, 2020, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. The pro forma adjustments exclude certain termination benefits incurred in connection with Millendo’s January 2021 corporate restructuring plan.

J.

To reflect the post combination compensation expense of $0.3 million related to Millendo’s options recognized upon the Closing for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

K.

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2020. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Millendo’s common stock in connection with the Merger as of April 29, 2021. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding without giving effect to the proposed reverse stock split:

Year Ended December 31, 2020
Weighted average Tempest shares outstanding	14,539,178
Weighted average shares of Tempest redeemable convertible preferred stock	112,169,608
Shares issued upon Pre-Closing Financing	35,258,582

161,967,368
Weighted average Tempest shares outstanding adjusted for the Exchange Ratio	79,040,076
Weighted average Millendo shares outstanding	18,862,537

Pro forma combined weighted average number of shares of common stock—basic and diluted	97,902,613